Exhibit 99.2

W ENERGY PARTNERS LLC

CONSOLIDATED BALANCE SHEETS

	September 30, 2018	December 31, 2017
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$—	$4,847,878
Accounts receivable	12,127,969	12,170,774
Due from affiliates	113,587	238,150
Prepaid expenses and other current assets	524,877	631,937

Total current assets	12,766,433	17,888,739
Oil and natural gas properties (full-cost accounting):
Proved oil and natural gas properties	171,675,198	114,043,497
Accumulated depletion, depreciation and amortization	(27,576,239)	(11,274,573)

Total oil and natural gas properties, net	144,098,959	102,768,924
Non oil and gas property and equipment, net	4,771	4,771

Total assets	$156,870,163	$120,662,434

Liabilities and Members’ Capital
Current liabilities:
Accounts payable	$7,539,261	$10,841,124
Accrued liabilities	—	1,069,145

Total current liabilities	7,539,261	11,910,269
Line of credit	9,000,000	—
Asset retirement obligations, long-term	324,864	297,106

Total liabilities	16,864,125	12,207,375
Commitments and contingencies
Members’ capital	140,006,038	108,455,059

Total liabilities and members’ capital	$156,870,163	$120,662,434

See accompanying notes to unaudited consolidated financial statements.

W ENERGY PARTNERS LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Revenues:
Oil and natural gas sales	$26,830,190	$7,380,007	$68,245,878	$21,715,830
Operating Expenses:
Depletion, depreciation and amortization expense	6,630,013	1,510,540	16,301,666	3,554,361
Lease operating expense	3,644,211	2,297,585	12,733,300	5,962,583
Production taxes	3,367,614	579,471	5,798,063	1,759,278
General and administrative	495,520	648,436	1,655,978	1,818,437
Accretion expense	4,677	3,297	13,472	5,499

Total operating expenses	14,142,035	5,039,329	36,502,479	13,100,158

Operating Income	12,688,155	2,340,678	31,743,399	8,615,672
Other Income (Expense):
Interest expense	(116,159)	—	(192,426)	—
Interest income	2	—	6	—

Total other expense	(116,157)	—	(192,420)	—

Net Income	$12,571,998	$2,340,678	$31,550,979	$8,615,672

See accompanying notes to unaudited consolidated financial statements.

W ENERGY PARTNERS LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30,
	2018	2017
Operating Activities	$31,550,979	$8,615,672
Net income
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion, depreciation and amortization	16,301,666	3,554,361
Accretion expense	13,472	5,499
Changes in operating assets and liabilities:
Accounts receivable	42,805	(3,303,328)
Due from affiliates	124,563	135,089
Prepaid expenses and other current assets	107,060	253,965
Accounts payable	(3,301,863)	1,420,330
Accrued liabilities	(1,069,145)	(94,725)

Net cash provided by operating activities	43,769,537	10,586,863
Investing Activities
Purchase of non oil and gas property and equipment	—	(5,005)
Additions to oil and natural gas properties	(57,617,415)	(29,609,888)

Net cash used in investing activities	(57,617,415)	(29,614,893)
Financing Activities
Contributions	—	63,361,246
Proceeds from line of credit	9,000,000	—

Net cash provided by financing activities	9,000,000	63,361,246

Net (decrease) increase in cash and cash equivalents	(4,847,878)	44,333,216
Cash and cash equivalents at beginning of period	4,847,878	2,209,342

Cash and cash equivalents at end of period	$—	$46,542,558

Non-cash transactions:
Additions to and acquired asset retirement obligations	$14,286	$232,097

See accompanying notes to unaudited consolidated financial statements.

W ENERGY PARTNERS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2018 and December 31, 2017

A. Nature of Business

The accompanying consolidated financial statements include the accounts of W Energy Partners LLC and its wholly owned subsidiary WR Operating LLC (Collectively the “Company”). The Company is a Delaware limited partnership formed in May 2016 to purchase oil and gas non-operated working interests in producing and non-producing properties primarily in North Dakota. The Company began operations on May 17, 2016 (Inception).

B. Summary of Significant Accounting Policies

A summary of the Company’s significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows:

Basis of Accounting

The accounts are maintained and the consolidated financials have been prepared using accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries, which are wholly-owned. Significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements requires management to make estimates and assumptions that affect certain reported amounts in the consolidated financial statements and accompanying notes. Actual results could differ from these estimates and assumptions. Significant assumptions are required in the valuation of proved oil and natural gas reserves, depreciation, depletion and amortization, and asset retirement obligations (“ARO”). Revisions to these estimates could be material.

Cash and Cash Equivalents

The Company considers all highly-liquid investments with an original maturity of three months or less to be cash equivalents. At September 30, 2018 and December 31, 2017, the Company had no such investments. The Company maintains deposits in two financial institutions, which may at times exceed amounts covered by insurance provided by the U.S. Federal Deposit Insurance Corporation (“FDIC”). The Company has not experienced any losses to amounts in excess of FDIC limits.

W ENERGY PARTNERS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

B. Summary of Significant Accounting Policies – continued

Accounts Receivable

Accounts receivable are stated at amounts management expects to collect from outstanding balances. The Company’s accounts receivable are due from purchasers of oil and natural gas or operators of the Company’s oil and natural gas properties. Oil and natural gas revenue receivables are generally unsecured. Receivables are considered past due if full payment is not received by the contractual due date. Past due accounts are generally written off against the allowance for doubtful accounts only after all collection attempts have been exhausted. As of September 30, 2018 and December 31, 2017, credit losses had not occurred and an allowance for doubtful accounts was not recorded.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to a concentration of credit risk consists principally of cash, accounts receivable, and revenue.

The Company derived its revenue from operators in the oil and gas industry. These industry concentrations have the potential to impact the Company’s overall exposure to credit risk, either positively or negatively, in that its operations could be affected by similar changes in economic, industry, or other conditions. However, the Company believes that the credit risk, posed by this industry concentration is offset by the creditworthiness of its operator base. For the three and nine month periods ended September 30, 2018, three operators accounts for approximately 80% and 75% of the Company’s revenue, respectively. For the three and nine month periods ended September 30, 2017, four operators accounts for approximately 75% and 80% of the Company’s revenue, respectively.

Oil and Natural Gas Properties

The Company follows the full-cost method of accounting for its oil and natural gas properties. Accordingly, all costs associated with the acquisition, exploration, and development of oil and natural gas properties, including the cost of undeveloped leaseholds, dry holes, and leasehold equipment, are capitalized. All costs related to production activities, including workover costs, are charged to expense as incurred. Capitalized costs are depleted on a composite unit-of-production method based on proved oil and natural gas reserves.

Proceeds from the sale of properties are accounted for as reductions of capitalized costs unless such sales involve a significant change in the Company’s proved reserves. The Company had no significant sales during the period ended September 30, 2018 and 2017. The costs of unproved properties are excluded from depletion until the properties are evaluated. During the period ended September 30, 2018 and the year ended December 31, 2017, the Company had no unproved properties.

W ENERGY PARTNERS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

B. Summary of Significant Accounting Policies – continued

Oil and Natural Gas Properties – continued

The remaining capitalized costs are subject to a “ceiling test”, which limits such costs to the aggregate of the “estimated present value”, discounted at a ten percent interest rate, of future net revenues from proved reserves, based on current economic and operating conditions, plus the lower of cost or fair market value of unproved properties and less the income tax effects related to the properties.

Asset Retirement Obligations

The Company recognizes an ARO for legal obligations associated with the retirement of the Company’s oil and natural gas properties. Oil and natural gas producing companies incur such a liability upon acquiring or drilling a well. An ARO is recorded as a liability at its estimated present value at the asset’s inception, with an offsetting increase to producing properties in the accompanying consolidated balance sheet which is depleted over the useful life of the asset. Periodic accretion of the discount on asset retirement obligations is recorded as an expense in the accompanying consolidated statements of operations. See further discussion of AROs at Note D.

Revenue Recognition

Oil and natural gas revenues are recognized when title to the product transfers to the purchaser. The Company follows the sales method of accounting for its oil and natural gas revenues, whereby revenue is recorded based on the Company’s share of volume sold, regardless of whether the Company has taken its proportional share of volume produced. A receivable or liability is recognized only to the extent that the Company has an imbalance on a specific property greater than the expected remaining proved reserves. The Company had no significant imbalances at September 30, 2018 and December 31, 2017.

Fair Value Measurement

GAAP defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date and establishes a three-tier hierarchy that is used to identify assets and liabilities measured at fair value. The hierarchy focuses on the inputs used to measure fair value and requires that the lowest level input be used. The three levels defined are as follows:

•	Level 1 — observable inputs that are based upon quoted market prices for identical assets or liabilities within active markets.

•

Level 2 — observable inputs other than Level 1 that are based upon quoted market prices for similar assets or liabilities, based upon quoted prices within inactive markets, or inputs other than quoted market prices that are observable through market data for substantially the full term of the asset or liability.

W ENERGY PARTNERS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

B. Summary of Significant Accounting Policies – continued

Fair Value Measurement – continued

•

Level 3 — inputs that are unobservable for the particular asset or liability due to little or no market activity and are significant to the fair value of the asset or liability. These inputs reflect assumptions that market participants would use when valuing the particular asset or liability.

ARO is classified within Level 3 as the fair value is estimated using discounted cash flow projections using numerous estimates, assumptions and judgments regarding such factors as the existence of a legal obligation for an ARO, estimated amounts and timing of settlements, the credit-adjusted risk free rate to be used and inflation rates. See Note D for the summary of changes in the fair value of the ARO for the period ended September 30, 2018 and the year ended December 31, 2017.

The carrying amounts approximate fair value due to the short maturity of cash and cash equivalents, accounts receivable, other current assets, accounts payable, and other current liabilities.

The following table presents liabilities that are measured at fair value on a recurring basis at September 30, 2018:

	Level 1	Level 2	Level 3	Total
Liabilities
Asset retirement obligations	$—	$—	$324,864	$324,864

Total	$—	$—	$324,864	$324,864

The following table presents liabilities that are measured at fair value on a recurring basis at December 31, 2017:

	Level 1	Level 2	Level 3	Total
Liabilities
Asset retirement obligations	$—	$—	$297,106	$297,106

Total	$—	$—	$297,106	$297,106

Income Taxes

The Company is a pass-through entity for U.S. tax purposes. Under the existing provisions of the Internal Revenue Code, a pass-through entity is exempt from U.S. federal income tax other than tax on certain capital gains and passive income. The income or loss of a pass-through entity is passed through to the owners who include their share of the Company’s separately stated items of income, deduction, loss, and credit and their share of non-separately stated income or loss. Accordingly, no provision for U.S. federal income tax has been provided for the accompanying consolidated financial statements since the owners report their share of the Company’s taxable income or loss in their income tax return. Provisions for state taxes are based on the gross profit margin of the Company.

W ENERGY PARTNERS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

B. Summary of Significant Accounting Policies – continued

Income Taxes – continued

Tax returns related to 2016 and thereafter, remain open to possible examination by the tax authorities. No tax returns are currently under examination by any tax authorities. The Company did not incur any penalties or interest related to its federal tax returns during the period ended September 30, 2018 and 2017.

C. Oil and Natural Gas Properties

Oil and natural gas properties consisted of the following at September 30, 2018 and December 31, 2017:

	2018	2017
Leasehold costs	$156,860,859	$106,358,196
Lease and well equipment	14,814,339	7,685,301

	171,675,198	114,043,497
Less accumulated depreciation, depletion, and amortization	(27,576,239)	(11,274,573)

	$144,098,959	$102,768,924

Capitalized costs are depleted on a composite unit-of-production method based on proved oil and natural gas reserves. For the three and nine month period ended September 30, 2018, the Company recognized $6,630,013 and $16,301,666 of depletion expense, respectively. For the three and nine month period ended September 30, 2017, the Company recognized $1,510,540 and $3,554,361 of depletion expense, respectively.

D. Asset Retirement Obligations

The Company has evaluated 1,095 and 1,028 wells for the period ended September 30, 2018 and for the year ended December 31, 2017, and has determined a range of abandonment dates through December 2069. The following table summarizes the changes in the Company’s asset retirement obligations as of September 30, 2018 and December 31, 2017:

	2018	2017
Asset retirement obligations at beginning of year/period	$297,106	$55,064
Additions and acquired	14,286	230,717
Accretion of discount	13,472	11,325

Asset retirement obligations at end of year/period	$324,864	$297,106

W ENERGY PARTNERS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

D. Asset Retirement Obligations – continued

For the three and nine month period ended September 30, 2018, the Company recognized $4,677 and $13,472 of accretion expense, respectively. For the three and nine month period ended September 30, 2017, the Company recognized $3,297 and $5,499 of accretion expense, respectively.

E. Members’ Equity and Incentive Units

The following table summarizes the equity members and equity commitments as of September 30, 2018:

Member	Equity Committed	Equity Percentage
Crestview W2 Holdings, L.P.	$150,000,000	95.63%
Management Members	500,000	.32%
Additional Limited Partners	6,350,000	4.05%

Total	$156,850,000	100%

As of September 30, 2018, $94,624,805 of equity committed had been contributed.

Profits and losses will be determined and allocated with respect to each fiscal year of the Company as of the end of such fiscal year. Profits and losses will be allocated among the members in a manner such that the adjusted capital account of each member is nearly as possible, equal (proportionally) to the distributions that would be made to such member if the Company is dissolved.

The LLC agreement authorizes the Company to issue 100,000 incentive units. As of September 30, 2018, 94,350 incentive units were issued and outstanding to management members of the Company for services rendered. The incentive units are designed as a profits interest, and the incentive unit holders are entitled to an increased share of the distributable cash flow generated by the Company in the event that certain performance hurdles are met. Due to the profits interest nature of the incentive units, the units have no value at grant date. As such, no compensation expense was recorded during the three and nine month periods ended September 30, 2018 and 2017.

W ENERGY PARTNERS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

E. Members’ Equity and Incentive Units – continued

Distributions

The Company has sole discretion to determine the timing of any distributions and the aggregate amounts available for distribution. Distributions are made 100% to the Series A Unit holders until cumulative distributions to the holders total the amount of their capital contributions (“payout”). Thereafter, distributions are made 15% to the Series B Unit holders, and 85% to the Series A Unit holders until cumulative distributions have been made in an amount equal to 250% of the cumulative contributions. Thereafter, distributions are made 20% to the Series B Unit holders, and 80% to the Series A Unit holder until cumulative distributions have been made in an amount equal to 300% of the cumulative contributions. Thereafter, distributions are made 25% to the Series B Unit holders, and 75% to the Series A Unit holders.

F. Commitments and Contingencies

The Company leases its office space under an operating lease, which includes various renewal options and escalation clauses. Total rent expense for the three and nine month periods ended September 30, 2018 was $49,068 and $154,057, respectively. Total rent expense for the three and nine month periods ended September 30, 2017 was $19,256 and $64,257, respectively.

Future minimum lease payments under non-cancelable operating leases as of September 30, 2018, are as follows:

2018	$31,090
2019	125,991
2020	129,918
2021	133,845
2022	137,772
Thereafter	225,693

$784,309

When the Company enters into an operating lease that contains a period where there are free or reduced rents, or rent increases throughout the lease term, then the Company recognizes rent expense on a straight-line basis over the term of the lease.

W ENERGY PARTNERS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

G. Related Party Transactions

During 2016, the Company entered into a management services agreement with a related party in which the related party is to reimburse the Company for 20% of overhead expenses through December 31, 2017, and 15% thereafter, subject to decrease based on certain situations. For the three and nine month periods ended September 30, 2018 $80,242 and $258,233 in expenses were reimbursed, respectively. For the three and nine month periods ended September 30, 2017 $127,220 and $391,065 in expenses were reimbursed, respectively. At September 30, 2018 and December 31, 2017, the Company had $113,587 and $238,150, respectively, in affiliate accounts receivable.

H. Subsequent Events

In July 2018, the Company entered into a purchase sale agreement to sell all assets of the Company for consideration of $100 million and 56.37 million shares of the acquiring company. The sale closed on October 1, 2018.